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Exhibit 99.7

PROXY	PROXY

SPECTRIAN CORPORATION PROXY
PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

[            ], 2002

This Proxy is Solicited on Behalf of the Board of Directors

        The undersigned stockholder of SPECTRIAN CORPORATION, a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Joint Proxy Statement/Prospectus, each dated [            ], 2002, and hereby appoints Thomas H. Waechter and Michael D. Angel each as proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of SPECTRIAN CORPORATION to be held on [                        ], 2002 at [    ] [    ].m. local time, at 350 West Java Drive, Sunnyvale, California 94089 and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

(Continued, and to be signed on the other side)

		Please mark your vote as indicated in this example		/x/
1.
	To approve and adopt the Agreement and Plan of Merger and Reorganization by and among Spectrian Corporation, REMEC, Inc. and REEF Acquisition Corp., dated as of May 19, 2002, and to approve the merger provided for therein.	FOR / /	AGAINST / /	ABSTAIN / /
2.	To transact any other business that may properly come before the meeting or any adjournment or postponement thereof.	FOR / /	AGAINST / /	ABSTAIN / /
Signature(s)		Dated , 2002
(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

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  Exhibit 99.7